Exhibit 99.1

NEWS RELEASE

NOT FOR IMMEDIATE RELEASE

Analyst and Investor Contact:	News Media Contact:
Molly Salky	Media Relations
(817) 415-3189	(817) 415-3300
Molly.Salky@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK INCREASES SHARE REPURCHASE PROGRAM

TO $500 MILLION

FORT WORTH, Texas, Aug. 18, 2010 — RadioShack Corporation, a leading national retailer of innovative mobile and technology products, services and accessories, today announced that its Board of Directors has increased the Company’s share repurchase authorization, from $290 million to $500 million, and has directed that a significant portion of the repurchase program commence as soon as practicable.

“After careful evaluation of the options available to the Company and capital requirements of our business going forward, the Board has concluded that it is now appropriate to devote a part of our significant cash holdings to an expanded share repurchase program,” said Julian C. Day, chairman and chief executive officer. “We are pleased with the improvements we have achieved in our business and with the strengthening of our brand. We are excited about opportunities for further growth, particularly in our mobility business, and believe that the combination of our business strategy and active balance sheet management will position us well for the future.”

Under the repurchase program, the Company may make purchases pursuant to one or more accelerated repurchase programs, open-market or negotiated purchases. The share repurchase authorization does not have an expiration date.

Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environment and Company performance. Factors that could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, availability of products and other risks associated with the Company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general. Additional information regarding these and other factors is described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K filed on Feb. 22, 2010 and its Quarterly Report on Form 10-Q filed on July 29, 2010.

About RadioShack Corporation

RadioShack is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs. The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment. RadioShack employs approximately 35,000 people globally, including a team of friendly and helpful sales experts who are recognized for delivering the best customer service in the wireless industry. RadioShack’s retail network includes approximately 4,680 company-operated stores in the United States and Mexico, more than 530 wireless phone kiosks in the United States, and approximately 1,300 dealer outlets worldwide. For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. The Shack® is a registered trademark licensed by RadioShack Corporation.